Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

Stockholder Contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com

TRI-CONTINENTAL CORPORATION (NYSE: TY) ANNOUNCES

EXPIRATION AND RESULTS OF IN-KIND TENDER OFFER, AND

INTENTION TO CONDUCT

CASH TENDER OFFER IN JANUARY 2009

NEW YORK, NY, December 11, 2008 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today announced the expiration and results of its in-kind tender offer for up to 36,308,589 of its shares of common stock, representing approximately 35% of its issued and outstanding shares (the “In-Kind Offer”). The In-Kind Offer expired at 5:00 p.m., Eastern time, on Thursday, December 11, 2008.

Approximately 25,633,247 shares of common stock, or approximately 24.4% of the Corporation’s common stock outstanding, were tendered through the stated expiration date. All properly tendered shares will be accepted for payment at a price per share equal to 99.25% of the net asset value per share of the Corporation’s common stock as of the close of the regular trading session of the New York Stock Exchange on December 12, 2008.

The Corporation made the In-Kind Offer in connection with a settlement agreement, dated as of August 19, 2008 (the “Settlement Agreement”), between the Corporation and a stockholder group (the “Group”), including Western Investment LLC, whereby the members of the Group agreed to cast their votes at the Corporation’s special meeting of stockholders (the “Meeting”) held on October 7, 2008 in accordance with the recommendations of the Corporation’s Board of Directors. The Board’s recommendations were that stockholders (i) approve a new investment management services agreement (the “New Management Agreement”) between the Corporation and RiverSource Investments, LLC (“RiverSource”), a wholly owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise”), and (ii) elect 10 new directors to the Board.

Pursuant to the Settlement Agreement, the Corporation agreed that, if stockholders approved the New Management Agreement and RiverSource’s acquisition of J. & W. Seligman & Co. Incorporated (the Corporation’s investment manager prior to November 7, 2008 (“Seligman”)) was completed, the Corporation would promptly commence the In-Kind Offer. At the Meeting, stockholders approved the New Agreement and elected 10 new directors. On November 7, 2008, RiverSource completed its acquisition of Seligman.

Separate from the In-Kind Offer, the Corporation also agreed with the Group to commence, promptly upon completion and settlement of the In-Kind Offer, a cash tender offer for 12.5% of its then outstanding shares of common stock (the “Cash Offer”). The purchase price in the Cash Offer will be 99.25% of the net asset value per share of common stock at the close of business on the business day following the expiration of the Cash Offer. The Settlement Agreement provided that Corporation would not be obligated to commence the Cash Offer if the volume-weighted average price of the Corporation’s common stock during the five trading days preceding the expiration of the In-Kind Offer is 99.25% or more of the average of the common stock’s daily net asset value per share during that five trading-day period. Because the volume-weighted average price of the Corporation’s common stock during that five trading-day period was less than 99.25% of the average of the common stock’s daily net asset value per share during such period, the Corporation is obligated to conduct the Cash Offer and expects to do so in January 2009. An announcement of the commencement of the Cash Offer and the details of such offer will be made at a later date in connection with the filing of the Cash Offer materials on Schedule TO with the Securities and Exchange Commission (“SEC”).

Restrictions on the ability of the Corporation to repurchase its common stock that applied in connection with the In-Kind Offer will also apply in connection with the Cash Offer. The rules of the SEC require the Corporation to suspend repurchases of common stock during the Cash Offer period, including any extensions thereof, and ten business days thereafter (the “Suspension Period”). The Corporation cannot accept, and will not process, any requests to effect a sale of common stock received from stockholders who hold common stock through accounts at Seligman Data Corp. (“SDC”), the Corporation’s stockholder service agent, including any systematic repurchases of common stock typically processed through the Corporation’s Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan). After the Suspension Period, the Corporation will re-commence accepting requests to effect sales of common stock from stockholders who hold common stock through accounts at SDC.

Stockholders who hold common stock through an account at SDC and wish to sell common stock of the Corporation during the Suspension Period must transfer the common stock that they wish to sell to a brokerage account. Stockholders may be charged a fee by the broker to open an account, as well as account maintenance fees, and transaction costs or fees (e.g., brokerage commissions) associated with any sale of common stock through the broker. For information on transferring common stock to a brokerage account, contact Georgeson Inc. (the Corporation’s Information Agent) by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

The In-Kind Offer referred to in this announcement was made only by the offer to repurchase filed with the SEC.

None of the Corporation, its Board, RiverSource or Ameriprise is making any recommendation to the Corporation’s stockholders regarding whether to tender common stock in the Cash Offer.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Corporation or a prospectus, circular or representation intended for use in the purchase or sale of Corporation shares, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. The Cash Offer referred to in this announcement will be made only by an offer to purchase. Stockholders of the Corporation should read the offer to purchase, when available, carefully, because it will contain important information on the Corporation and Cash Offer. Stockholders may obtain the offer to purchase and other filed documents, when available, for free at the SEC’s website at http://www.sec.gov, the Corporation’s website, www.tricontinental.com, or from Georgeson Inc. by calling 1-888-219-8293 between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

Net asset value quotations of the Corporation’s common stock can be obtained from Georgeson Inc. at the telephone number listed in the paragraph above.

The Corporation is one of the nation’s largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. Effective November 7, 2008, the Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Corporation was managed by J. & W. Seligman & Co. Incorporated. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Common Stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Advisors, Inc. at 800-221-2783. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation’s investment goals/objectives will be met, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY